Exhibit 16.1

March 31, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Alta Equipment Group Inc. under Item 4.01 of its Form 8-K, Amendment No. 2, dated March 31, 2020. We agree with the statements concerning our Firm in such Form 8-K, Amendment No. 2; we are not in a position to agree or disagree with other statements of Alta Equipment Group Inc. contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp